UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

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☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material Under Rule 14a-12

STRYVE FOODS, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

STRYVE FOODS, INC.

5801 Tennyson Parkway, Suite 275

Plano, TX 75024

2022 ANNUAL MEETING OF STOCKHOLDERS

To Be Held June 24, 2022

Supplement to Definitive Proxy Statement dated May 2, 2022

On May 2, 2022, Stryve Foods, Inc. (the “Company”) filed a definitive proxy statement (the “Proxy Statement”) with the Securities and Exchange Commission, which was distributed in connection with the Company’s 2022 Annual Meeting of Stockholders to be held on June 24, 2022 (the “Annual Meeting”). The Company is providing this supplement solely to reduce the number of candidates nominated by the Company’s Board of Directors, as described below. This supplement does not modify, amend, supplement or otherwise affect any matter presented for consideration in the Proxy Statement other than with respect to the election of Directors.

Reduction in Candidates Nominated by the Board of Directors for Election as Directors at the Annual Meeting

On June 2, 2022, Charles Vogt, a member of the Board of Directors notified the Company of his intent not to seek re-election as director of the Company at the Annual Meeting in order to focus on the continued growth of DZS INC. Accordingly, Mr. Vogt’s term as a director will end on June 24, 2022.

In connection with Mr. Vogt’s departure from the Board, the Board of Directors of the Company will decrease the size of the Board from nine to eight directors to eliminate the vacancy caused by such departure effective upon Mr. Vogt’s departure. Accordingly, the Company’s Board of Directors has authorized a reduction in the slate of nominees for election as a Class I Director from three directors to the following two directors: Kevin Vivian and Robert Ramsey. The revised list of nominees approved by the Board of Directors comprises each of the current Class I director nominees other than Mr. Charles Vogt.

Accordingly, at the Annual Meeting, our stockholders will vote to elect Kevin Vivian and Robert Ramsey as Class I directors to serve until our 2025 Annual Meeting of Stockholders and until their successors are duly elected and qualified. Assuming the election of Kevin Vivian and Robert Ramsey at the Annual Meeting, there will be a total of eight directors with two directors in Class I (Kevin Vivian and Robert Ramsey), three directors in Class II (B. Luke Weil, Mauricio Orellana and Gregory S. Christenson) and three directors in Class III (Christopher J. Boever, Joe Oblas and Ted Casey).

Information about each of our director nominees (as of April 15, 2022) is set forth below. Each director nominee is currently serving as a director.

Nominees for Election at the Annual Meeting

Kevin Vivian (Age 63). Since the consummation of the business combination (the “Business Combination”) between Andina Acquisition Corp. III (“Andina”) and Stryve Foods, LLC (“Stryve”), Kevin Vivian has served as a member of the Company’s Board. Mr. Vivian served as a manager of Stryve from April 2018 until the Business Combination. Prior to such time, Mr. Vivian worked for 32 years for Pepsi Co., retiring in May 2018 after serving as its Senior Vice President of National Sales since January 2012 and the Division Vice President for Frito Lay from January 2002 through January 2012. Mr. Vivian has a BBA from Western Michigan. We believe Mr. Vivian is qualified to serve on the Company’s Board due to his years of experience as an executive in the consumer snacking industry.

Robert “Bo” D. Ramsey III (Age 41). Since the consummation of the Business Combination, Mr. Ramsey has served as a member of the Company’s Board. Mr. Ramsey served as a manager of Stryve from April 2019 until the Business Combination. Mr. Ramsey has served as the Chief Investment Officer for Oxford Financial Group, Ltd. since February 2021 and as a director since January 1, 2022. Prior to joining Oxford, he served as Co-Chief Investment Officer at Pendyne Capital, LLC from February 2020 through February 2021, where he managed alternative investment portfolios, after having worked there since October 2017. Prior to his time at Pendyne Capital, Mr. Ramsey was Deputy Chief Investment Officer at Indiana Public Retirement System from July 2016 through October 2017 after having worked there since April 2012. Mr. Ramsey received his Bachelor of Science and his MBA from Indiana University Kelley School of Business. He received his J.D. from Indiana University McKinney School of Law, where he graduated cum laude. He is a Chartered Financial Analyst and a Chartered Alternative Investment Analyst. Mr. Ramsey is a Board Member and Investment Committee Member of the Indianapolis Symphony Orchestra Foundation, an Advisory Board Member of Pacenote Capital, LLC and a Board Member of Top Echelon Software, Polywood, LLC, Innovative Displayworks, Inc., and Tile Redi, LLC. We believe Mr. Ramsey is qualified to serve on the Company’s Board due to his extensive experience as an investment manager.

Voting; Revocability of Proxies

Except as described above, this supplement to the Proxy Statement does not modify, amend, supplement, or otherwise affect the Proxy Statement. Any votes received for Mr. Charles Vogt before or after the date of this supplement will be disregarded, not counted and will not impact the election of directors. Accordingly, if you have already voted, you do not need to vote again unless you would like to change or revoke your prior vote on any proposal. If you would like to change or revoke your prior vote on any proposal, please refer to the Proxy Statement for instructions on how to do so.